Exhibit 99.1

LookSmart Reports Second Quarter Results

SAN FRANCISCO, Calif., July 28, 2005 — LookSmart (Nasdaq: LOOK; ASX: LOK), an online media and search technology company, today announced financial results for the second quarter ended June 30, 2005.

“Looksmart’s second quarter results were mixed. Our net loss was $5.4 million and excluding a $1.9 million non-cash restructuring charge, our loss was within our guidance range. The top-line was negatively impacted by our ongoing efforts to streamline our network to focus on productive traffic,” stated chief executive officer David Hills. “While it will take at least another quarter for us to absorb these changes in the income statement, we have done more in this regard in July and will have to absorb these changes in the third quarter. We are glad, though, that these adjustments are made and that the new technology and systems we developed are working properly. We now have a better performing and higher value ad network that, when combined with increasing amounts of vertical traffic and a category directed sales force, supports LookSmart’s reorientation around a focused, vertical approach leveraging all of the company’s proprietary assets.”

The Company also announced today that chief financial officer Bill Lonergan has announced his intention to resign as CFO effective November 1, 2005 or as soon as a replacement is named. A search for a new CFO is currently underway. Mr. Hills continued, “On behalf of the Board and myself, I’d like to thank Bill for his unwavering service to the Company. He has executed a restructuring program in the post-MSN period, moved the Company through Sarbanes Oxley and has been a valued co-worker to me for the past nine months. We wish him the best of luck in his future endeavors.”

Operational Highlights

“During the quarter, we continued to see improvements in match rate and achieved a 7% increase in cost per click (CPC) despite a seasonally weaker quarter. As a result, segments of the network with a heavy vertical focus increased 23%. In addition, LookSmart launched five new vertical search sites, implemented a new control system for syndicated traffic, introduced additional improvements into our advertiser products, added ten new distribution partners and signed two new technology license agreements, one with a major media company and one with a major publisher,” concluded Mr. Hills.

Financial Highlights

Revenue: LookSmart reported total revenue of $10.2 million for the second quarter of 2005 compared to total revenue of $12.0 million in the first quarter of 2005.

Key Operating Metrics: Total paid clicks were 80 million for the second quarter compared to 83 million in the preceding quarter. Average revenue per click excluding the company’s Run Of Site (ROS) product was $0.15, an increase of 7% as compared to $0.14 in the preceding quarter.

Cost of Revenue: Traffic acquisition costs of 51% in the second quarter declined from 56% in the first quarter of 2005.

Operating Expenses: Total operating expenses exclude those related to LookSmart’s discontinued operations, which are included in the separate line item “Gain from Discontinued Operations.” Total operating expenses in the second quarter were $9.5 million, which includes a non-cash restructuring charge of $1.9 million related to increasing reserves for certain redundant lease facilities. This compares to total operating expenses of $8.6 million in the first quarter of 2005.

GAAP Net Loss: GAAP net loss for the second quarter of 2005, which reflects a $1.9 million non-cash restructuring charge and a gain of $28,000 from discontinued operations, was $5.4 million, or $0.05 per share. This compares to GAAP net loss in the preceding quarter of $4.4 million, or $0.04 per share, which included a charge of $37,000 due to stock compensation from variable stock options.

GAAP net loss for the second quarter of 2005 includes $2.0 million of depreciation and amortization, unchanged from $2.0 million in the first quarter of 2005.

Cash: Total cash and investments were $61.1 million at June 30, 2005, which consists of $51.3 million in cash and short-term investments and $9.8 million in longer-term securities, and compares to total cash and short-term investments of $62.6 million at March 31, 2005.

Financial Outlook

For the third quarter ending September 30, 2005, revenues are expected to be $7.0 to $8.0 million. Traffic acquisition costs for the third quarter are expected to be within the range of 56% to 59%. The Company anticipates quarterly operating expenses of $8.0 to $9.0 million and expects GAAP net loss of $5.5 to $6.5 million or $0.05 per share for the quarter.

Conference Call

LookSmart will host a conference call today at 6:00 p.m. ET (8:00 a.m. Australian ET, July 29, 2005) to discuss its financial results. To listen to the call from the U.S., dial 1-800-240-5318; from Australia, dial 1-800-730-220. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is an online media and technology company that provides relevant content, advertising and technology solutions for advertisers and publishers of all sizes. LookSmart’s distribution network is designed to maximize advertiser ROI via owned and operated properties, carefully chosen and monitored syndicated publishers, and search engine partners. The company’s owned and operated vertical search sites and web tools offer consumers essential search results and a more personalized web experience. Distribution partners include Lycos, CNET, InfoSpace (Excite, MetaCrawler, Webcrawler), Cox Interactive, Apple’s Sherlock, and U.C. Berkeley. LookSmart is based in San Francisco, California. For more information on LookSmart, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, predictions and estimates, such as references to our future operating results and financial performance, including the Company’s ability to grow revenue and gross margin, maintain certain cash balances and reduce losses; our business outlook, including the development and execution of new business initiatives and strategies; our plans to maintain and/or expand our network of distribution partners and our advertiser base; our new product plans, including our continued entry into, and performance in, the vertical search market; our expectations regarding our ability to combat click fraud; and other financial and business results. These statements, including their underlying assumptions, are based on current expectations, estimates, beliefs, assumptions, goals and objectives, are subject to risks and uncertainties and are not guarantees of future performance. Results may materially differ due to various factors such as our failure to preserve our expertise in search product development, potential distribution partners opting to work with competitors because our competitors offer better products or pricing terms, our failure to integrate our acquired businesses and/or their failure to provide significant gains in proprietary traffic, changes in the distribution network composition that may lead to decreases in traffic volumes, our inability to improve our match rate, average CPC or other advertiser metrics, our customers deciding to reduce spending or terminate their relationships with us for reasons beyond our control, or unexpected increases in other costs and expenses. We would also refer you to the Company’s SEC filings, including our Form 10-K dated March 16, 2005, for other important risk factors that could cause actual results to differ materially from those contained in any forward looking statement, all of which are incorporated by reference into today’s discussion. All forward-looking statements reflect the current belief of the Company as of this date, and we expressly disclaim any obligation to update these forward-looking statements.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

(Tables to follow)

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Listings	$10,225	$19,131	$22,226	$42,793
Licensing	—	—	—	188

Total revenues	10,225	19,131	22,226	42,981

Cost of revenues	6,620	11,003	14,912	24,826

Gross profit	3,605	8,128	7,314	18,155

Operating expenses:
Sales and marketing	1,714	1,794	3,349	4,549
Product development	4,332	5,991	9,097	13,282
General and administrative	1,539	2,252	3,721	5,363
Restructuring charges	1,879	420	1,904	4,054

Total operating expenses	9,464	10,457	18,071	27,248

Loss from operations	(5,859)	(2,329)	(10,757)	(9,093)

Non-operating income	426	52	904	147

Loss from continuing operations before income taxes	(5,433)	(2,277)	(9,853)	(8,946)

Income taxes	(11)	—	(13)	—

Loss from continuing operations	(5,444)	(2,277)	(9,866)	(8,946)

Gain from discontinued operations	28	1,040	110	584

Net loss	$(5,416)	$(1,237)	$(9,756)	$(8,362)

Net loss per common share:

Basic and diluted net loss per common share
Loss from continuing operations	$(0.05)	$(0.02)	$(0.09)	$(0.08)
Gain from discontinued operations, net of taxes	$0.00	$0.01	$0.00	$0.01
Net loss	$(0.05)	$(0.01)	$(0.09)	$(0.08)

Weighted average shares outstanding	113,784	111,235	113,761	109,716

RECONCILIATION OF NET LOSS TO NET LOSS EXCLUDING RESTRUCTURING CHARGES

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss	$(5,416)	$(1,237)	$(9,756)	$(8,362)
Restructuring charges	(1,879)	(420)	(1,904)	(4,054)

Net loss excluding restructuring charges	$(3,537)	$(817)	$(7,852)	$(4,308)

LOOKSMART, LTD

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Cash	$43,602	$45,054
Short-term investments	7,685	7,648

Total cash and short-term investments	51,287	52,702

Accounts receivable, net	2,272	3,880
Other current assets	1,459	2,216

Total Current Assets	55,018	58,798

Property, plant and equipment, net	4,959	5,988
Goodwill and intangibles, net	20,570	21,786
Long term investments	9,822	11,198
Other assets	2,704	3,318

Total Assets	$93,073	$101,088

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,505	$1,266
Accounts payable	2,398	360
Other current liabilities	5,326	6,766
Customer deposits	1,522	1,525

Total Current Liabilities	10,751	9,917

Long term liabilities	5,948	5,071

Total Liabilities	16,699	14,988

Total Equity	76,374	86,100

Total Liabilities and Stockholders’ Equity	$93,073	$101,088